EXHIBIT 23.2

[KPMG Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Open Text Corporation:

We consent to the use of our report dated August 31, 2004 with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2004, and 2003 and the consolidated statement of income, shareholders’ equity and cash flows for each of the years in the three year period ended June 30, 2004, incorporated herein by reference.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

KPMG LLP

Toronto, Canada

December 9, 2004